Exhibit 10.3

SERVICES AGREEMENT BETWEEN

TAXUS CARDIUM PHARMACEUTICALS GROUP, INC & ANGIONETICS INC.

This Services Agreement (“Agreement”) dated June 6, 2016 is made and entered into by and between Taxus Cardium Pharmaceuticals Group Inc., a Delaware corporation (“Cardium”), and Angionetics Inc., a Delaware corporation and a wholly owned subsidiary of Cardium (“Angionetics”), with respect to the following facts:

A. Cardium, through its Cardium Therapeutics operating unit, has been engaged in the development of novel gene therapies for the treatment of cardiac ischemic heart, including the clinical and commercial development of its Generx® product candidate (the “Business”).

B. Angionetics was established to conduct the Business and is concurrently receiving a contribution of the Business’ assets and liabilities from Cardium pursuant to the terms of a Contribution Agreement of even date herewith (the “Contribution Agreement”) between Cardium and Angionetics.

C. Cardium and Angionetics desire to enter into this Agreement for the purpose of providing for the joint use of certain assets and services for a transition period (the “Transition Period”), which is expected to be completed by December 31, 2016.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1. Transfer Services. Cardium shall provide Angionetics, on an unbilled basis, with support and services related to the Contribution and the transfer of the Assets and the Assumed Liabilities to Angionetics under the Contribution Agreement, including: (1) the transfer of protocols, procedures and standard operating procedures, directly or indirectly related to the Business or the Assets, including methods for manufacturing Generx® and related quality control, quality assurance systems, testing protocols and procedures; (2) the transfer of all regulatory, compliance and research and development related procedures and protocols; and (3) the training of Angionetics employees for manufacturing, quality assurance testing and product commercialization, and (4) the establishment of separate accounting systems and internal controls over financial reporting, transfer of accounting records, and SOX documents and related protocols.

2. Services. During the term of this Agreement, Angionetics may request that Cardium provide Angionetics with the services described below, and Cardium shall use commercially reasonable efforts to provide such services on the terms and conditions contained in this Agreement:

a. Administrative Services. Cardium shall provide accounting and human resources services, including bookkeeping, payroll and employee benefits of the type Cardium provided for the Business prior to the Contribution.

b. Commercial and Clinical Development Activities. Cardium and Angionetics have established a specific set of commercial and clinical development objectives to be completed during the Transition Period as set forth in Exhibit 1 (“Key Objectives”).

Cardium shall provide support to Angionetics as Angionetics may request consistent with the achievement of any of the Key Objectives.

3. Use of Subcontractors. Cardium may subcontract any of the services hereunder subject to Angionetics’s prior written consent in each instance. When services are requested by Angionetics that will require the use of outside resources and/or materials, Cardium shall provide an estimate of costs for such services, without mark-up or commission, which can be accepted or rejected by Angionetics. Subcontractors having access to Angionetics Confidential Information and/or intellectual property must have a valid written agreement in place with Cardium with terms to protect Angionetics’s confidential information and intellectual property protection under terms no less burdensome than those set forth in this Agreement and the Contribution Agreement.

4. Access to Cardium Facility. During the term of this Agreement, authorized personnel of Angionetics shall be permitted to use Cardium’s leased office facility located at 11750 Sorrento Valley Rd., Suite 250, San Diego, California (the “Facility”) and any successor facility. Such access will include the right to use the telephone, computer, network and Internet systems, furniture, fixtures, equipment and supplies. Angionetics shall be entitled to provide its employees, contractors, representatives and agents with access at any and all times, with or without notice to Cardium, subject to terms and conditions of the real property lease between Cardium and its landlord with respect to the use of the Facility.

5. Reimbursement of Costs. Angionetics shall reimburse Cardium for the services provided under Section 2, 3 and 4 of this Agreement at cost, without mark up or deduction, as follows:

a. The fees for the services provided in Section 2 will be allocated between Cardium and Angionetics based on the percentage of time that an employee spends working for one party or the other during a payroll period (including base salary and benefits, but excluding performance bonus or equity awards), or such other comparable manner as may be required under U.S. generally accepted accounting principles.

b. The costs of contractors under Section 3 will be based on the direct cost actually incurred by Cardium net of discounts and rebates, but including all taxes, for the services rendered to Angionetics.

c. The allocation of the rent and related costs under the Facility shall be based on calculated on the basis of thirty percent (30%) to Cardium and seventy percent (70%) to Angionetics.

Cardium shall invoice Angionetics for the cost of the services on the business day closest to the 15th and the last day of the month. Invoices shall be due and payable within 15 days or issuance.

6. Compliance with Laws. Each party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the actions to be taken and provided hereunder. Neither party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other party.

7. Access to Information. Angionetics shall provide Cardium and its authorized representatives with access to its books and records and other information reasonably necessary for Cardium to perform the services required under this Agreement. Cardium may retain a copy of all such books and records for its legitimate business purposes, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

8. Confidentiality. All information observed, communicated or otherwise disclosed by one party to the other in connection with the provision of the services or otherwise under this Agreement shall constitute Confidential Information and be subject to the confidentiality obligations and other provisions of the parties as set forth in the Contribution Agreement.

9. Intellectual Property Rights. Each of Cardium and Angionetic’ grants the other party a license to use such party’s intellectual property solely for the purposes of providing the services and performing the transactions contemplated by this Agreement. Nothing in this agreement shall be construed to convey any right title or interest in any intellectual property rights. Except for the license described above, each of Cardium and Angionetics shall retain all right, title and interest in their respective intellectual property, including any derivative works developed through the provision of services in this Agreement. Each party shall, upon the request of the other party, execute such documents or instruments as the other party may reasonably require for the purpose of assigning any derivative works to the owner of the underlying intellectual property.

10. Transfer of Key Personnel. It is anticipated that certain current and future employees of Cardium, who are experienced in the clinical development and commercialization of DNA-based therapeutics biologics will be offered an opportunity to transfer their employment status from Cardium to Angionetics, once Angionetics has established adequate systems and working capital to support such employment. Cardium expressly waives any non-solicitation agreement or arrangement and specifically agrees that Angionetics is permitted solicit and may offer employment to Cardium employees from time to time in its discretion, but shall have no obligation to extend any offer of employment to any Cardium employee.

11. Standard of Care. Cardium will use commercially reasonable efforts to make available to Angionetics, from time to time, such services as Angionetics shall reasonably request. Cardium will provide all services hereunder, including those of any subcontractors, in good faith, but is otherwise providing the services without representation or warranty of any kind.

12. Limitation of Liability. CARDIUM SHALL NOT BE LIABLE FOR ANY DIRECTOR OR INDIRECT DAMAGES ARISING OUT OF ITS PERFORMANCE OF THE SERVICES, OTHER THAN LOSSES ARISING FROM CARDIUM’S WILLFUL MISCONDUCT, FRAUD, OR BREACH OF CONFIDENTIALITY UNDER SECTION 9. IN THE EVENT THAT ANGIONETICS IS DISSATISFIED WITH THE PERFORMANCE OF THE SERVICES, EXCEPT AS PROVIDED IN THIS SECTION, ANGIONETICS’ SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE,

ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

13. Term. This Agreement shall continue until terminated. This Agreement may be terminated at any time by mutual consent of the parties or by either party upon 30 days prior written notice to the other; provided, however, that Cardium shall not be entitled to terminate this Agreement before the expiration of six months from the date of this Agreement, except for Angionetics’ breach of reimbursement obligations under Section 5 of this Agreement which remains uncured for a period of 15 days.

14. Relationship of Parties. The status of the parties under this Agreement shall be that of independent contractors. Neither party shall have the right to enter into any agreements or binding commitments on behalf of the other party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties. Neither party shall be, nor represent itself as being, an agent of the other party, and shall not be, nor represent itself as being, authorized to bind the other party. Each party shall be responsible for compensation and applicable withholding taxes for its employees and consultants and shall defend, indemnify and hold the other party harmless from any and all claims made by its personnel on account of an alleged failure by the other party to satisfy any tax or withholding obligation.

15. Further Assurances. Cardium and Angionetics agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

16. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

17. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

19. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the Chancery Courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TAXUS CARDIUM PHARMACEUTICALS GROUP, INC.

By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard, CEO

ANGIONETICS INC.

By:	/s/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard, CEO

EXHIBIT 1

Services Agreement

Key Objectives and Accomplishments by

Taxus Cardium Pharmaceuticals Group During Transition Period

❖	Complete audit of Angionetics’ financial statements by Marcum LLP as required by Regulation S-X, necessary to prepare a registration statement on Form S-1

❖	Establish financial accounting system and system of internal controls and disclosure controls, consistent with plans to apply for Nasdaq listing.

❖	Establish independent payroll system

❖	Establish employee benefit plans including health insurance and a 401(k) retiremen plan

❖	Prepare employee handbook and related policies

❖	Assist in securing FDA clearance for planned Generx Phase 3 AFFIRM clinical study

❖	Complete manufacturing of Generx for planned Phase 3 AFFIRM study, 6x10[9] vp/vial

❖	Recruit and retain personnel required to conduct planned Phase 3 AFFIRM study

❖	Engage patient recruiting firm to assist with conduct of the Phase 3 AFFIRM study

❖	Analyze use of clinical sites in China and the country of Georgia for AFFIRM study

❖	Develop new website for Angionetics

❖	Prepare roadshow presentations for planned Mezzanine and IPO financings

❖	Establish Investor Relations program as private company in preparation for transition into public company status

❖	Initiate and complete Mezzanine financing round of up to $15 million

❖	Prepare and file draft Registration Statement S-1